Exhibit 99.1

RUSH ENTERPRISES AND TALLMAN GROUP ANNOUNCE JOINT VENTURE

SAN ANTONIO & TORONTO February 6, 2019 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, announced today that one of its subsidiaries has signed an agreement to enter into a new joint venture with Tallman Group, the largest International Truck dealer in Canada.

Rush Enterprises’ subsidiary and Tallman Group will each own 50 percent of the new joint venture entity, which will operate Tallman Group’s network of commercial vehicle dealerships in Canada. The formation of the joint venture is subject to customary closing conditions, but the parties expect the transaction to close on February 25, 2019. The joint venture will be named Rush Truck Centres of Canada Limited, and will be led by Kevin G. Tallman as Chief Executive Officer, and Roger Poirier, CFA as President. Rush Enterprises does not intend to consolidate the joint venture as part of its Truck Segment for financial reporting purposes.

Tallman Group owns and operates a network of 14 International Truck full-service dealerships throughout the Province of Ontario including four locations in the Greater Toronto Area, Canada’s largest commercial vehicle market. Tallman Group achieved revenues of CAD $370 million and delivered close to 2,000 trucks in 2018, making it the largest International Truck dealer in Canada and one of the largest International Truck dealer groups in North America.

“I am extremely excited to announce Rush Enterprises’ joint venture with Tallman Group,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “The Tallman family has built a successful and respected International Truck dealership network in Ontario, which is consistently recognized as one of the best performing International Truck dealership groups in North America. We believe this joint venture will provide customers with best-in-class service by combining the advanced operating systems developed by Rush Enterprises with the operational abilities of the Tallman Group.” Rush added.

“We are excited to partner with Rush Enterprises, the largest and most successful truck dealer in North America. This joint venture will give our company access to capital and industry-leading technology, which will be leveraged to accelerate our strategic initiatives within Canada. This joint venture will also provide our cross-border transportation customers with access to the largest and most comprehensive commercial vehicle service network in the United States,” said Kevin G. Tallman, Chief Executive Officer of Tallman Group. “We look forward to working with Rush Enterprises’ leadership team and are excited that this joint venture will enable us to make the investments required to better serve our customers.” Tallman said.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 100 dealership locations. These vehicle centers, strategically located across 22 states in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Mitsubishi, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle upfitting, CNG fuel systems and vehicle telematics products. Additional information about Rush Enterprises’ products and services is available at www.rushenterprises.com. Follow our news on Twitter at @rushtruckcenter and on Facebook at facebook.com/rushtruckcenters.

About Tallman Group

Tallman Group has been in business since 1973, and is the largest International Truck dealer in Canada. Tallman employs over 600 people and operates 14 locations, and 6 associate locations in Ontario. In 2018, the company achieved revenues of CAD $370 million and delivered almost 2,000 trucks. The company is authorized to sell International Trucks, Isuzu Trucks, Kalmar Ottawa Shunt Trucks, Cobra Trailers, Fontaine Trailers, Doepker Trailers, and Trout River Trailers. In addition, the company operates an Idealease franchise that includes over 1,100 trucks in its lease and rental fleet. In 2015, Tallman Group was named International’s North American Truck Dealer of the Year. Tallman Group has also been named one of Canada’s Best Managed Companies for 10 consecutive years.

Certain statements contained herein, including those concerning the formation of the joint venture are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, unanticipated difficulties achieving the customary closing conditions to which the transaction remains subject, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, one-time events and other factors described herein and in filings made by Rush Enterprises, Inc. with the Securities and Exchange Commission.

Contacts:

Rush Enterprises, Inc.

Steven L. Keller, (830)-302-5226

or

Tallman Group

Kevin G. Tallman, (905) 671-7600